Exhibit 10(d)

SENIOR EXECUTIVE ANNUAL BONUS PLAN

AMERICAN FINANCIAL GROUP, INC.

SENIOR EXECUTIVE ANNUAL BONUS PLAN

1.	PURPOSE

The purpose of the Senior Executive Annual Bonus Plan (the “Plan”) is to further the profitability of American Financial Group, Inc. (the “Company”) to the benefit of the shareholders of the Company through promoting high levels of corporate performance by including performance-based compensation as a component of a Plan participant’s annual compensation.

2.	DEFINITIONS

When used in the Plan, the following terms have the following meanings.
2.1.    “Board” means the Board of Directors of the Company.

2.2.    “Bonus Year” means a calendar year.

2.3.    “Code” means the Internal Revenue Code of 1986, as amended.

2.4.    “Committee” means the committee appointed by the Board as described under Section 3.

2.5    “Participant" means as to any Bonus Year, the senior executive officers of the Company or a Subsidiary who are designated by the Committee to participate in the Plan for that Bonus Year.

2.6    “Performance Criteria” means the objective targets selected by the Committee to measure performance, the outcome of which is substantially uncertain at the time selected, for a Bonus Year which shall be based upon one or more of the following performance-based business criteria, either on a Company, Subsidiary, division, business unit or line of business basis or in comparison with peer group performance or to an index, as the Committee deems appropriate: net income or operating income; net income per share or operating income per share; aggregate or per-share book value or adjusted book value; written premiums (net or gross); return measures (including, but not limited to, return on assets, investment portfolio, capital, invested capital, equity, sales, or premiums); cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); combined ratios; share price (including, but not limited to, growth measures and total shareholder return); and increase in or maintenance of the Company’s market share. In the discretion of the Committee at the time of the annual selection of Performance Criteria for the Bonus Year, any Performance Criteria may be calculated after accounting for specified adjustments.

2.7.    “Subsidiary” means a subsidiary of the Company within the meaning of Code Section 424(f).

3.ADMINISTRATION

Bonuses under the Plan are intended to be performance-based compensation for purposes of Section 162(m)(4)(C) of the Code. Except as otherwise expressly provided in this Plan, the Plan shall be administered by the Compensation Committee or a successor committee or subcommittee of the Board comprised solely of two or more "outside directors" as defined pursuant to Section 162(m) of the Code. Subject to the provisions of the Plan (and to the approval of the Board where specified in the Plan), the Committee shall have exclusive power to determine the Performance Criteria applicable to bonuses and all other terms and conditions (including performance requirements) to which the payment of the bonuses may be subject and to certify that Performance Criteria are attained. Subject to the provisions of the Plan, the Committee shall have the authority to interpret the Plan and establish, adopt or revise such rules and regulations and to make all determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan and all of its actions and decisions with respect to the Plan shall be final, binding and conclusive on all parties.

4.PLAN TERM

The Plan shall remain in effect from the date of approval by the Board until terminated or suspended by the Board as provided in Section 11.

5.ESTABLISHMENT OF INDIVIDUAL BONUS TARGETS AND PERFORMANCE CRITERIA

The Committee shall approve annually, no later than the 90th day of a Bonus Year, the individual target amount of bonus (the “Bonus Target”) that may be awarded for a Bonus Year to each Participant; the specific Performance Criteria to be used to determine the amount of bonus, if any, to be paid to each Participant for the Bonus Year; and the formula for determining the percentage of a Bonus Target that is payable based upon the achievement of Performance Criteria. The Performance Criteria may differ from and carry a different weight from Participant to Participant. The Bonus Target and Performance Criteria for each Participant for each Bonus Year shall be established in writing by the Committee.
The Committee shall establish annually the specific Performance Criteria to be used to determine the amount of bonus, if any, to be paid to each Participant under the Plan.

6.DETERMINATION OF BONUSES AND TIME OF PAYMENT

As soon as practicable after the end of each Bonus Year, the Committee shall determine whether or not the Performance Criteria of each Participant have been attained and shall determine the amount of the bonus, if any, to be awarded to each Participant for such year according to the terms of this Plan. Such bonus determinations shall be based on achievement of the Performance Criteria for such Bonus Year. The Committee shall certify in writing that the Performance Criteria have been achieved prior to payment of any bonus under the Plan. The payment, if any, of a bonus amount shall take place between February 1 and March 15 following any Bonus Year. The Participant must continue to be employed through the last day of the Bonus Year to be eligible for the bonus.

Once the bonus is so determined for each Participant, it shall be paid in cash. The maximum amount which may be awarded to any Participant for any Bonus Year shall be $5,000,000.

7.TERMINATION OF EMPLOYMENT

Notwithstanding the requirement to be employed on the last day of the Bonus Year in order to be eligible for payment of the Bonus Amount described in Section 6, if a Participant’s employment with the Company is terminated during a Bonus Year for which Performance Criteria have been attained for any reason other than discharge for “cause,” the Committee, in its sole discretion, may determine that the Participant is entitled to a portion of the Bonus Amount that is determined at the end of the Bonus Year and payable at the time specified in Section 6. This provision only provides discretion in determining whether to waive the employment requirement. In the event the employment requirement is waived, the bonus amount payable shall be a pro rata amount based on the number of months of the Participant’s employment during the Bonus Year with the month of termination counting as a full month of employment. For purposes of the Plan, “cause” shall mean: (i) a Participant’s failure or refusal to materially perform his duties; (ii) a Participant’s failure or refusal to follow material directions of the Board or any other act of material insubordination on the part of Participant; (iii) the commission by a Participant of an act of fraud or embezzlement against the Company; or (iv) any conviction of, or plea of guilty or nolo contendere to, a felony by a Participant.

In the event of a Participant’s discharge for cause from the employment of the Company or a Subsidiary, as the case may be, he shall not be entitled to any amount of bonus.

8.COMPLIANCE WITH SECTION 409A OF THE CODE

It is intended that this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that reflects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, bonus amounts shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.

9.RECOUPMENT

In the event of a restatement of materially inaccurate financial results, the Committee has the discretion to recover bonus awards that were paid under the Plan to a Participant with respect to the period covered by the restatement. If the payment of a bonus award would have been lower had the achievement of applicable financial performance targets been calculated based on such restated financial results, the Committee may, if it determines appropriate in its sole discretion, to the extent permitted by law, recover from the Participant the portion of the bonus award paid in excess of the payment that would have been made based on the restated financial results. The Company will not seek to recover bonus awards paid more than three years after the date the Company files the report with the Securities and Exchange Commission that contained the incorrect financial results. This Section 9 is in addition to, and not in lieu of, any requirements under any applicable law or regulation, including but not limited to the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and shall apply notwithstanding anything to the contrary in the Plan.
10.MISCELLANEOUS

10.1.    Government and Other Regulations. The obligation of the Company to make payment of bonuses shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

10.2.    Tax Withholding. The Company or a Subsidiary, as appropriate, shall have the right to deduct from all bonuses paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash payments.

10.3.    Claim to Bonuses and Employment Rights. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

10.4.    Beneficiaries. Any bonuses awarded under this Plan to a Participant who dies prior to payment shall be paid as specified in Section 6 to the beneficiary designated by the Participant on a form filed with the Company. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company. If the Participant dies during a Bonus Year and while employed, the payment shall be made at the end of the Bonus Year at the time specified in Section 6 and shall be a pro rata amount based on the Participant’s months of employment during the Bonus Year prior to death with the month of death counting as a full month of employment.

10.5.    Nontransferability. A person’s rights and interests under the Plan may not be assigned, pledged or transferred except, in the event of a Participant’s death, to his designated beneficiary as provided in the Plan or, in the absence of such designation, by will or the laws of descent and distribution.

10.6.    Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company (to the extent permitted by the Articles of Incorporation and Code of Regulations of the Company and applicable law) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him, in satisfaction of judgment in any such action, suit or proceeding against him. He shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s Articles of Incorporation or Code of Regulations, as a matter of law or otherwise or of any power that the Company may have to indemnify him or hold him harmless.

10.7.    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent certified public accountants of the Company or of its Subsidiaries or upon any other information furnished in connection with the Plan by any officer or director of the Company or any of its Subsidiaries. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

10.8.    Expenses. The expenses of administering the Plan shall be borne by the Company and its subsidiaries in such proportions as shall be agreed upon by them from time to time.

10.9    Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

10.10.    Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and, in the event of any conflict between any such title or heading and the text of the Plan, such text shall control.

11.AMENDMENT AND TERMINATION

The Board may at any time terminate the Plan. The Board may at any time, or from time to time, amend or suspend and, if suspended, reinstate the Plan in whole or in part. Notwithstanding the foregoing, the Plan shall continue in effect to the extent necessary to settle all matters relating to the payment of bonuses awarded prior to any such termination or suspension.

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